Exhibit 3.1.1

FORM OF AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SYMMETRY HOLDINGS INC.

The undersigned, Corrado De Gasperis, hereby certifies that:

1.	He is the Chief Executive Officer of the corporation referred to herein.

2.       Such corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended (the “Law”).

3.	The name of such corporation is Symmetry Holdings Inc.

4.       The date on which the original certificate of incorporation of such corporation was filed with the Secretary of State of the State of Delaware is April 26, 2006.

5.       This Amendment amends the amended and restated certificate of incorporation of such corporation to clarify and conform certain provisions thereof.

6.       This Amendment was duly adopted on August __, 2006 in accordance with Sections 242, 245 and 228 of the Law and the applicable provisions of such certificate of incorporation. Written notice of such adoption was given to all stockholders who did not consent thereto in writing.

7.       Accordingly, the fifth paragraph of Article VIII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted and Article VII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety so that, as amended and restated, it reads as follows:

ARTICLE VII

INITIAL BUSINESS COMBINATION

For purposes of this Article VII, the following terms shall have the following meanings:

“Business Combination” shall mean an acquisition, directly or indirectly through one or more subsidiaries, of (or control of) one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase or other transaction. For this purpose, an operating business includes an infrastructure project.

“Criteria for the Initial Business Combination” shall mean a Business Combination where the fair market value, either individually or collectively, of the operating business or businesses to be acquired is equal to at least 80% of the Corporation’s net assets (excluding deferred underwriting discounts and commissions held in the Trust Account) at the time of the execution of a definitive agreement or agreements for the acquisition. If such Business Combination involves more than one operating business, the acquisitions of such businesses must be consummated simultaneously. The fair market value of a Target Business shall be based upon

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financial standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and book value). Fair market value may be determined by the Board or a committee thereof, and neither the Corporation nor the Board or any committee thereof shall be required to obtain a FMV Opinion (or any other third party opinion with regard to the fair market value of a Target Business). The Corporation, the Board or a committee thereof may, at any time and from time to time, elect to obtain one or more FMV Opinions (or other opinions). If the Corporation, the Board or a committee thereof obtains a FMV Opinion (or other opinion), it shall not, in making its determination, be limited to or required to rely solely on the FMV Opinion (or opinion), or, if more than one is obtained, any of them. If the Corporation, the Board or a committee thereof obtains and relies on a FMV Opinion (or, if more than one is obtained, any of them), the FMV Opinion on which the Corporation, the Board or such committee relies upon will become binding on all parties, including the Public Stockholders.

“Dissolution Value” shall mean the sum of the Trust Account Dissolution Value and the Remaining Asset Value.

“Existing Stockholders” shall mean holders of shares of Common Stock outstanding immediately prior to the date of the final prospectus relating to the IPO.

“FMV Opinion” shall mean an opinion with regard to the fair market value of a Target Business from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc.

“Initial Business Combination” shall mean a Business Combination that meets the Criteria for the Initial Business Combination.

“IPO” shall mean the initial firm commitment underwritten public offering of the Units registered under the Securities Act.

“IPO Shares” shall mean the shares of Common Stock included in the Units issued by the Corporation in the IPO (excluding any Units issued upon exercise of any purchase option granted, as compensation, to certain employees of the underwriters in connection with the IPO and any portion thereof subsequently transferred by the underwriters to the Existing Stockholders (or granted directly to the Existing Stockholders in lieu of any such transfer)).

“Per Share Conversion Price” shall mean a conversion price equal to the quotient determined by dividing (i) the amount held in the Trust Account as of the close of business on the second business day prior to the consummation of the Initial Business Combination (including (a) deferred underwriting discounts and commissions deposited into the Trust Account and (b) interest earned on amounts held in the Trust Account (net of taxes payable on such interest and excluding amounts disbursed to the Corporation to cover its taxes and expenses)) by (ii) the total number of then outstanding IPO Shares.

“Per Share Liquidation Value” shall mean a liquidation value equal to the quotient determined by dividing (i) the sum of (a) the Dissolution Value (to the extent that it does not exceed 100% of the gross proceeds from the IPO) and (b) the amount, if any, by which the Dissolution Value exceeds the sum of 100% of the gross proceeds from the IPO and the Private Placement by (ii) the total number of then outstanding IPO Shares.

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“Private Placement” shall mean the issuance and sale, in a private placement complying with the requirements of the Securities Act, of warrants to purchase shares of Common Stock to Existing Stockholders, to be consummated after the date of this Certificate of Incorporation and prior to the closing of the IPO.

“Public Stockholders” shall mean holders of the IPO Shares then outstanding (including Existing Stockholders, in respect of IPO shares then held by them).

“Registration Statement” shall mean the registration statement or statements filed with the Securities and Exchange Commission by the Corporation in connection with the IPO, as it or they may be amended from time to time.

“Remaining Asset Value” shall mean the amount of cash held by the Corporation, after dissolution and winding up of the affairs of the Corporation and liquidation of the assets of the Corporation and after payment or making provision for payment (in accordance with the plan of distribution described in the penultimate paragraph of this Article VII) of the claims against and liabilities and obligations of the Corporation, as of the close of business on the second business day prior to the date of distribution of the Per Share Liquidation Value to holders of IPO Shares then outstanding. If the amount of cash so held is less than the amount paid or set aside to make provision for payment of such claims, liabilities and obligations, then the “Remaining Asset Value” shall be a negative number.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Target Business” shall mean an operating business proposed to be acquired in a Business Combination.

“Termination Date” shall mean the later of (i) 18 months after the closing of the IPO or (ii) 24 months after the closing of the IPO if a letter of intent, agreement in principle or definitive agreement to consummate an Initial Business Combination was executed within such 18-month period and such Initial Business Combination was not consummated within such 18-month period.

“Trust Account” shall mean the trust account to be established by the Corporation in connection with the IPO, into which certain proceeds from the IPO are deposited.

“Trust Account Dissolution Value” shall mean the amount held in the Trust Account as of the close of business on the second business day prior to the date of distribution of the Per Share Liquidation Value to holders of IPO Shares then outstanding (including (i) deferred underwriting discounts and commissions deposited into the Trust Account and (ii) interest earned on amounts held in the Trust Account (net of taxes payable on such interest and excluding amounts disbursed to the Corporation to cover its taxes and expenses)).

“Trust Agreement” shall mean the trust agreement between the Corporation and the trustee named therein establishing the Trust Account.

“Units” shall mean the Units offered by the Corporation in the IPO, each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock.

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It is expected that: (i) the Corporation will issue and sell warrants in the Private Placement and Units in the IPO; (ii) upon the closing of the IPO, certain proceeds from the IPO will be deposited into the Trust Account; and (iii) following the closing of the IPO, the Corporation will seek to consummate the Initial Business Combination. The Corporation will not consummate any Business Combination unless it shall have consummated the Initial Business Combination. Prior to consummation of the Initial Business Combination, it is expected that the Trust Account shall disburse to the Corporation a portion of the interest earned on the amounts held in the Trust Account for use by the Corporation to pay its expenses and the Trust Account shall not disburse any other amounts except to pay taxes on interest earned on amounts held in the Trust Account and except upon conversion or liquidation as described in this Article VII. Disbursements from the Trust Account shall be made as provided in the Trust Agreement.

Prior to consummation of the Initial Business Combination, the Corporation will submit each proposed Initial Business Combination to stockholders for approval, regardless of whether such proposed Initial Business Combination is of a type that normally would require stockholder approval under the Law. The Corporation will only consummate a proposed Initial Business Combination if it shall have been approved by stockholders as described in this Article VII.

Approval of a proposed Business Combination that is intended to constitute an Initial Business Combination shall be submitted, at a meeting of stockholders, to a vote of holders of shares of Common Stock then outstanding as of the record date for such meeting. The notice of such meeting shall include a form of the notice and letter of transmittal described in the next paragraph. If a majority of the votes cast at the meeting in respect of IPO Shares then outstanding are voted in favor of the proposed Business Combination, the Corporation shall be authorized to consummate the proposed Business Combination; provided, however, that the Corporation shall not be so authorized if Public Stockholders holding 20% or more of the IPO Shares then outstanding both vote against the proposed Business Combination and properly exercise their conversion rights described in this Article VII. Even if the proposed Business Combination is authorized to be consummated, the Corporation shall not be obligated to consummate the proposed Business Combination. The fact that consummation of a proposed Business Combination is authorized but such Business Combination will not be consummated or that consummation of a proposed Business Combination is not so authorized at such a meeting shall not restrict the Corporation from seeking to consummate a different Business Combination that is intended to constitute an Initial Business Combination within the time periods described herein.

If a proposed Initial Business Combination is authorized and consummated, any Public Stockholder who voted against such proposed Initial Business Combination will be entitled to convert its IPO Shares into the right to receive the Per Share Conversion Price in respect of each of such IPO Shares so long as (but only so long as) such Public Stockholder shall have given written notice to the Corporation (prior to or contemporaneously with its vote against such proposed Initial Business Combination), in the form provided by the Corporation and duly completed and signed by such Public Stockholder, of its election to so convert such IPO Shares. Any such election may be withdrawn at any time on or prior to the date of the meeting of stockholders relating to such proposed Initial Business Combination, and each such election will become null and void if such proposed Initial Business Combination is not authorized or consummated as described herein. If a Public Stockholder votes against such proposed Initial Business Combination and properly elects to convert its IPO Shares as described in this

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paragraph, then, if such proposed Initial Business Combination is authorized and consummated, the IPO Shares held by such Public Stockholder shall, automatically and without any action on the part of such Public Stockholder, simultaneously with the consummation of such proposed Initial Business Combination, be converted into the right to receive the Per Share Conversion Price in respect of each of such IPO Shares. Effective upon the consummation of such proposed Initial Business Combination, such IPO Shares shall be canceled and cease to exist and such Public Stockholder shall thereafter cease to have any rights with respect to such IPO Shares, except the right to receive the Per Share Conversion Price in respect of each of such IPO Shares. No interest shall accrue or be payable on the Per Share Conversion Price (or amounts held in respect thereof) in respect of such IPO Shares for any period after the close of business on the second business day prior to the consummation of such proposed Initial Business Combination.

The Corporation shall, upon tender to the Corporation or its designee of the certificate or certificates representing IPO Shares which have been converted as described in the preceding paragraph, accompanied by a letter of transmittal in the form provided by the Corporation, duly completed and signed by the Public Stockholder holding such IPO Shares, and compliance with such other procedures as the Corporation may reasonably establish, pay or cause the Trust Account to pay, by check, in accordance with the instructions in such letter of transmittal, the aggregate Per Share Conversion Price payable in respect of the IPO Shares so tendered and covered by such letter of transmittal (after giving effect to any required tax withholdings) to the person to whom payment thereof is directed in such letter of transmittal. If payment is to be made to a person other than the registered holder under the certificate so tendered, it shall be a condition precedent to such payment that the certificate so tendered shall be, or be accompanied by a stock transfer power, properly endorsed and otherwise in proper form to effect such transfer and that the person directing such payment shall (i) pay any transfer or other taxes required by reason of payment to a person other than the registered holder under the certificate so tendered or (ii) establish to the satisfaction of the Corporation (which satisfaction shall not be unreasonably withheld) that such taxes have been paid or are not applicable. If any certificate representing issued and outstanding IPO Shares shall have been lost, stolen or destroyed, it shall be a condition precedent to such payment that the person claiming such certificate to be lost, stolen or destroyed shall have delivered to the Corporation a duly executed and completed affidavit, in such form as shall have been reasonably prescribed by the Company, as to that fact and a bond in such sum as it may reasonably prescribe to protect it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. At any time beginning 180 days after the consummation of the Initial Business Combination, the Corporation may cause the Trust Account to pay over to the Corporation any portion of the Trust Account then remaining in respect of IPO Shares so converted. After such payment, Public Stockholders holding IPO Shares so converted shall be entitled to look solely to the Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the Per Share Conversion Price payable in respect of such IPO Shares.

If the Corporation does not consummate an Initial Business Combination on or prior to the Termination Date, the Board shall adopt a resolution, within 15 days after the Termination Date, pursuant to Section 275(a) of the Law, finding the dissolution of the Corporation advisable, shall call a special meeting of stockholders to vote on such dissolution and shall solicit votes of stockholders in favor of such dissolution, and cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be

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filed with the Securities and Exchange Commission and sent to stockholders, as required by and in accordance with the Law, including Section 275(a) thereof, and federal securities laws. The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary to permit the review thereof by the Securities and Exchange Commission as required by federal securities laws and resolution of any comments it may have and so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting. If the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution, in accordance with Section 281(b) of the Law, that provides that the Corporation shall, first, (i) pay or make such provision as the Board determines to be reasonable to pay all claims, liabilities and obligations, including all contingent, conditional or unmatured contractual claims, that are known to the Corporation, (ii) make such provision as the Board determines to be reasonably likely to be sufficient to pay any claim against the Corporation which is the subject of a pending action, suit or proceeding to which the Corporation is a party and (iii) make such provision as the Board determines to be reasonably likely to be sufficient to pay claims that have not been made known to the Corporation or that have not arisen but that, based on facts known to the Corporation, it determines are reasonably likely to arise or to become known to the Corporation within 10 years after the date of dissolution and, second, pay to (a) each Public Stockholder the Per Share Liquidation Value in respect of each IPO Share then outstanding held by it and (b) the Existing Stockholders, on a pro rata basis, Dissolution Value, if any, and the other assets of the Corporation, if any, remaining after the distribution of the Per Share Liquidation Value in respect of the IPO Shares as described in clause (a) above, which pro rata basis shall be based on the number of warrants purchased by them in the Private Placement.

A stockholder shall be entitled to receive distributions from the Trust Account only if (i) such stockholder is entitled and properly elects to convert its IPO Shares, and the proposed Initial Business Combination (in respect of which such election is made) is authorized and consummated, in accordance with this Article VII or (ii) the Corporation is dissolved and liquidated in accordance with this Article VII. No stockholder or other securityholder shall have any right or interest of any kind in or to the Trust Account or any amount or other property held therein. This paragraph shall not, however, restrict the Board from creating or authorizing the issuance of any security of the Corporation (including Preferred Stock) which contemplates distributions from the Trust Account (to the extent not required for the payment of the Per Share Conversion Price to stockholders entitled to and properly electing to convert their IPO Shares) concurrent with or after consummation of the Initial Business Combination. References in this Article VII to holders of shares of Common Stock shall mean holders of record thereof on the relevant record date.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed by the undersigned this ___ day of ____, 2006.

SYMMETRY HOLDINGS INC.

By: ______________________

Corrado De Gasperis

Chief Executive Officer

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